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STATE OF TENNESSEE
COUNTY OF SHELBY

                      MODIFICATION TO MANAGEMENT AGREEMENT

        This Modification to Management Agreement is made and entered into this 1st day of January 1995, by and between Murray Income Properties, II, LTD a Texas limited Partnership ("Owner") and Trammell Crow SE, Inc., a Delaware Corporation ("Operator").

                             W I T N E S S E T H :

        Whereas, Owner and Operator entered into that certain Management Agreement for the managing and operating of certain improved real property, ("Project") commonly known as Germantown Collection, dated August 8, 1990 and extended December 30th, 1993.

        Whereas, the Owner and Operator desire to modify and amend the Management Agreement;

        Now, therefore, for and in consideration of the Modification to Management Agreement, the sum of Ten and 00/100 Dollars ($10.00) in hand paid by Owner to Operator, the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do agree as follows:

        1. Owner and Operator acknowledge and agree the Management Agreement shall be extended for a period of twelve (12) months, such extension shall commence on January 1, 1995 and expire on December 31, 1995.

        2. All other terms and conditions of the Management Agreement not specifically amended by this Modification to Management Agreement, are hereby deemed to remain in full force and effect.

        IN WITNESS WHEREOF, the parties have executed the foregoing Modification as of the day and year written above.


Owner:                                       Operator:

Murray Income                                Trammell Crow SE, Inc.
Properties, II, LTD

BY: Murray Realty Investors, IX, Inc.

BY: /s/ Brent Buck                           BY: /s/ Phil Fawcett

Title: Executive Vice President              Title: Vice President
       Brent Buck                                   Phil Fawcett